Exhibit 99.1

FOR IMMEDIATE RELEASE

MMRGlobal Reports Record 3rd Quarter Revenue Increase of More Than 1,500%

LOS ANGELES, CA (Marketwired - November 13, 2014) - MMRGlobal, Inc. (OTCBB: MMRF) ("MMR" or the "Company"), a leading provider of Personal Health Records, MyEsafeDepositBox storage solutions and electronic document management systems for consumers and healthcare professionals, today filed its quarterly financial report on Form 10-Q for the period ended September 30, 2014 with the United States Securities and Exchange Commission. The Company announced a 1,584% increase in revenues for the third quarter of 2014, as compared to the third quarter of 2013. During the quarter, the Company recorded revenues of $1,896,271, and gross profit of $1,807,311. The Company also reported cash on hand of $1,491,510 at the end of the quarter. The Company's quarterly revenues were driven by licensing and other sources and represent the highest quarter in MMR's history. The Company also announced that in 2014 it will report its biggest year since its inception. For the nine months ended September 30, 2014, the Company reported revenues of $2,437,095 as compared to $535,146 for the same period last year, an increase of 355.4%. Net cash provided by operating activities for the nine months ended September 30, 2014 was $226,382, compared to net cash used of $2,174,399 in the similar period in 2013.

According to Robert H. Lorsch, Chairman and CEO, "In a letter to shareholders in April this year, the Company projected that 2014 would be `our year' and after this quarterly filing, it appears that it is." The Company's nine month revenues are already 72% higher than 2011's 12-month revenues, which was previously the Company's largest year reported, and 75% higher than 2012 and 2013 revenues combined.

As the health insurance industry goes into open enrollment season, and Healthcare.gov launches its second year along with statewide exchanges, more and more consumers are becoming aware of the importance of having and maintaining a Personal Health Record ("PHR") in order to better manage their health and healthcare costs. Having a PHR enables individuals and their families to be prepared in the event of a medical emergency or other disaster; and by taking control of their family's health, a PHR can help avoid unnecessary or duplicate medical tests and expenses.

There is a growing emphasis on patient empowerment and Personal Health Records, which is the primary focus of the Company's business. In this post-Affordable Care Act environment, America is counting on having millions of newly insured patients, who require Health IT solutions to coordinate care and control costs. Supported by government initiatives, healthcare providers, employers, insurers, and retail pharmacies and clinics are seeking ways to optimize health through health information technology and MMR's solutions do this easily and cost-effectively.

MMR, a practicing entity and provider of Personal Health Record products and services, also owns and licenses worldwide health information technology patents and other intellectual property rights. Through its wholly owned subsidiary, MyMedicalRecords, Inc., the Company has a Health IT patent portfolio consisting of 13 issued U.S. patents, 17 pending U.S. applications, and numerous issued patents and pending applications in other countries or regional authorities of commercial interest including Australia, Singapore, New Zealand, Mexico, Japan, Canada, China, Hong Kong, South Korea, Israel and Europe. MMR's issued U.S. patents currently include U.S. Patent Nos. 8,301,466; 8,352,287; 8,352,288; 8,121,855; 8,117,646; 8,117,045; 8,321,240; 8,498,883; 8,626,532, 8,645,161; 8,725,537; 8,768,725 and 8,775,212, as well as additional applications and continuation applications involving inventions pertaining to Personal Health Records, Patient Portals and other Electronic Health Record systems. The most recently issued patent, U.S. Patent No. 8,775,212, represents MMR's first Clinical Trials patent and includes 18 claims directed to

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methods and systems that provide for self-reporting being used to create Electronic Health Records for purposes including Clinical Trials.

Although MMRGlobal's primary focus is as a provider and licensor of Health IT products and services, the Company acquired a patent portfolio of biotechnology assets as a result of a reverse merger with Favrille, Inc., a biopharmaceutical company, in January 2009. Favrille invested more than $100 million in research and development on its FavId™/Specifid™ vaccine trials to treat B-cell lymphoma, which also includes extensive data from the vaccine trials and thousands of patient tumor samples. Additionally, the Company has a growing list of patents related to its anti-CD20 monoclonal antibodies under the title, "Antibodies and Methods For Making and Using Them," issued in the United States, Mexico, Australia and South Korea with patents pending in the U.S., Australia, Brazil, Canada, China, Hong Kong, India, Europe, Japan and Korea.

About MMRGlobal, Inc.

MMRGlobal, Inc., through its wholly-owned operating subsidiary, MyMedicalRecords, Inc., provides secure and easy-to-use online Personal Health Records ("PHRs") and electronic safe deposit box storage solutions, serving consumers, healthcare professionals, employers, insurance companies, financial institutions, retail pharmacies, and professional organizations and affinity groups. The MyMedicalRecords PHR enables individuals and families to access their medical records and other important documents, such as birth certificates, passports, insurance policies and wills, anytime from anywhere using the Internet. MyMedicalRecords is built on proprietary, patented technologies to allow documents, images and voicemail messages to be transmitted and stored in the system using a variety of methods, including fax, phone, or file upload without relying on any specific electronic medical record platform to populate a user's account. The Company's professional offering, MMRPro, is designed to give physicians' offices an easy and cost-effective solution to digitizing paper-based medical records and sharing them with patients in real time through an integrated patient portal. Through its merger with Favrille, Inc. in January 2009, the Company acquired intellectual property biotech assets that include anti-CD20 antibodies and data and samples from its FavId™/Specifid™ vaccine clinical trials for the treatment of B-Cell Non-Hodgkin's lymphoma. To learn more about MMRGlobal, Inc. visit www.mmrglobal.com. View demos and video tutorials of the Company's products and services at www.mmrtheater.com.

Forward-Looking Statements
All statements in this release that are not strictly historical facts are "forward-looking statements." Such forward-looking statements are based on MMR's current assumptions, beliefs and expectations, and involve risks, uncertainties and other factors that may cause MMR's actual results to be materially different from any results expressed or implied by such forward-looking statements. Some can be identified by the use of words such as "expect," "plan," "possibility," "offer," "if," "negotiate," "when," "believe," "will," "estimate," "continue," and similar expressions. Risks, uncertainties, and other factors that could cause or contribute to such differences include, but are not limited to: ongoing and future intellectual property enforcement actions; the ability to successfully litigate or settle claims of patent infringement; MMR's ability to develop, license and monetize its patent and the additional patents in the portfolio for both MMR's Health IT and biotechnology IP assets; reliance upon the successful operations of its business partners in selling MMR's products and services, the timing of milestone payments in connection with licensing its IP; MMR's ability to obtain necessary financing, generate sufficient cash flow, and maintain appropriate indebtedness; and the increasing development of market competition in the area of electronic records in clinical trials. These factors and others are described in more detail in MMR's public filings with the Securities and Exchange Commission, including the risks discussed in the "Risk Factors" section in MMR's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of these reports can be found on MMR's website (www.mmrglobal.com) under the heading "Investor Relations." MMR is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

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CONTACT:

Michael Selsman
Public Communications Co.
(310) 922-7033
 ms@publiccommunications.biz